Exhibit 99.3

VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT, dated as of June 19, 2018 (this “Agreement”), is made and entered into by and between Verscend Technologies, Inc., a Delaware corporation (“Parent”), and the undersigned stockholders (the “Stockholders”) of the Company.  Parent and the Stockholders are referred to individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H
WHEREAS, concurrently with the execution of this Agreement, Parent, Cotiviti Holdings, Inc., a Delaware corporation (the “Company”), and Rey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each of the Company’s issued and outstanding shares of common stock, par value $0.001 per share (“Company Common Stock”), but excluding any Cancelled Shares and any Dissenting Shares, will, subject to the terms of the Merger Agreement, be converted into the right to receive the Merger Consideration;
WHEREAS, as of the date hereof, each Stockholder Beneficially Owns (as defined below) and/or owns of record the number of shares of Company Common Stock set forth opposite such Stockholder’s name on Schedule I hereto (the “Existing Shares”); and
WHEREAS, as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.
NOW THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1       Defined Terms.  The following terms, as used in this Agreement, shall have the meanings specified in this Section 1.1.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement.
“Beneficial Owner” shall have the meaning given to such term in Rule 13d-3 under the Exchange Act (without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(d)(1)(i)).  The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Ownership” shall have a correlative meaning.
“Covered Company Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares and (2) any shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder has Beneficial Ownership of on or after the date hereof; it being understood that if such Stockholder acquires securities (or rights with respect thereto) described in clause (2) above (to the extent such securities are not timely reported, or required to be reported, in a filing by such Stockholder with the SEC), such Stockholder shall promptly notify Parent in writing, indicating the number of such securities so acquired.
“Permitted Transfer” means a Transfer of Covered Company Shares by a Stockholder to any Affiliate of such Stockholder; provided, however, that any such Transfer shall only be a Permitted Transfer if and to the extent that the transferee of such Covered Company Shares evidences in a writing in form and substance reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as the transferring Stockholder, and upon such transfer to be deemed a Stockholder hereunder.
“Transfer” means any direct or indirect sale, assignment, encumbrance, pledge, hypothecation, exchange, disposition (including by merger, consolidation, testamentary disposition or otherwise ) or other transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any sale, assignment, encumbrance, pledge, hypothecation, exchange, disposition (including by merger, consolidation, testamentary disposition or otherwise ) or other transfer (by operation of law or otherwise), of any capital stock or interest (including voting or economic interest) in any capital stock (including any Covered Company Shares).
ARTICLE II

VOTING AGREEMENT
Section 2.1        Agreement to Vote.
(a)         During the Voting Period, each Stockholder hereby irrevocably and unconditionally agrees that at the Company Stockholder Meeting and at any other meeting of the stockholders of the Company, however called, including any adjournment or postponement thereof, and in connection with any written consent of the stockholders of the Company, such Stockholder shall, in each case to the extent that the Covered Company Shares are entitled to vote thereon or consent thereto:
(i)          appear at each such meeting or otherwise cause all of such Stockholder’s Covered Company Shares to be counted as present thereat for purposes of calculating a quorum; and
(ii)          vote (or cause to be voted), in person or by proxy, or if applicable deliver (or cause to be delivered) a written consent covering, all of such Stockholder’s Covered Company Shares:
(1)          in favor of the adoption of the Merger Agreement and approval of the Merger and the other Transactions and any other action necessary, desirable or reasonably requested by Parent in furtherance thereof;
(2)          in favor of any proposal to adjourn a meeting of the stockholders of the Company to solicit additional proxies in favor of the adoption of the Merger Agreement and approval of the Merger and the other Transactions;
(3)          against any Acquisition Proposal, without regard to the terms of any such Acquisition Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other Transactions;
(4)          against any other action, agreement or transaction that is intended to impede, interfere with, delay, postpone, discourage, frustrate the purposes of or adversely affect the Merger or the other Transactions (including the consummation in each case thereof) or this Agreement or the performance by the Company of its obligations under the Merger Agreement or by such Stockholder of its obligations under this Agreement, including (A) any action, agreement or transaction that would result in any condition to the consummation of the Merger set forth in the Merger Agreement not being satisfied, or that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of such Stockholder contained in this Agreement, (B) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Acquired Companies, (C) a sale, lease or transfer of a material amount of assets of any of the Acquired Companies (other than the Merger) or a reorganization, recapitalization or liquidation of any of the Acquired Companies, (D) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement, (E) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s certificate of incorporation or bylaws, except if approved in writing by Parent or (F) any other material change in the Company’s corporate structure or business, except if approved in writing by the Company.
(b)         Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present (if applicable) and for purposes of recording the results of that vote or consent.  Nothing contained in this Agreement shall require any Stockholder (or shall entitle any proxy of any Stockholder) to convert, exercise or exchange any option, warrants or convertible securities in order to obtain any underlying shares of Company Common Stock.

Section 2.2       No Inconsistent Agreements.  Each Stockholder represents, covenants and agrees that, except for this Agreement, such Stockholder (a) has not entered into, nor shall enter into at any time while this Agreement remains in effect, any voting agreement, voting trust or similar arrangement or understanding with respect to any Covered Company Shares, (b) has not granted, nor shall grant at any time while this Agreement remains in effect, a proxy (except in accordance with Section 2.3), consent or power of attorney with respect to any Covered Company Shares and (c) has not taken, nor shall take at any time while this Agreement remains in effect, any action that would (1) make any representation or warranty of such Stockholder contained herein untrue or incorrect, (2) violate or conflict with such Stockholder’s covenants and obligations under this Agreement or (3) otherwise have the effect of restricting, preventing or disabling such Stockholder from performing any of its obligations under this Agreement.
Section 2.3       Proxies.  Other than (i) the granting of proxies to vote Covered Company Shares to an Affiliate of such Stockholder as a Permitted Transfer and (ii) the granting of proxies to vote Covered Company Shares with respect to the election of directors, ratification of the appointment of the Company’s auditors at the Company’s annual meeting or special meeting of stockholders, and other routine matters at the Company’s annual meeting or any special meeting, in either case, to the extent such matters are not (x) inconsistent with the obligations contemplated by the Merger Agreement or this Agreement or (y) related to the transactions contemplated by the Merger Agreement or this Agreement, no Stockholder shall, directly or indirectly, grant any Person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to the voting of any of such Stockholder’s Covered Company Shares.
ARTICLE III

OTHER COVENANTS
Section 3.1        Restrictions on Transfers.  Each Stockholder hereby agrees that, during the Voting Period, (i) such Stockholder shall not, directly or indirectly, Transfer or consent to a Transfer of any Covered Company Shares or any Beneficial Ownership interest or any other interest therein, unless such Transfer is a Permitted Transfer and (ii) any Transfer in violation of this provision shall be void.
Section 3.2       No Solicitation.  During the Voting Period, (i) each Stockholder shall, and shall cause each of its controlled Affiliates (excluding its portfolio companies) and its and their respective Representatives to, immediately cease and cause to be terminated any existing solicitation, encouragement, discussion or negotiation with any Third Party with respect to an Acquisition Proposal, (ii) such Stockholder shall not, and shall cause each of its controlled Affiliates (excluding its portfolio companies) and its and their respective Representatives not to, directly or indirectly (A) solicit, initiate, seek or knowingly facilitate or encourage any inquiry, discussion, offer or request relating to, or that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) enter into continue or otherwise participate in any discussions or negotiations with, or furnish any non-public information relating to the Acquired Companies to, or afford access to the properties, books or records or employees of the Acquired Companies to, any Third Party with respect to or that could reasonably be expected to lead to any Acquisition Proposal, (C) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other definitive agreement with respect to any Acquisition Proposal or (D) agree, propose or resolve to take, or take, any of the actions prohibited by the foregoing clause (A) through clause (C) and (iii) such Stockholder shall, and shall cause each of its controlled Affiliates (excluding its portfolio companies) and its and their respective Representatives to, within twenty-four (24) hours of the entry into this Agreement, promptly deliver a written notice to each such Third Party requesting the prompt return or destruction of all confidential and non-public information relating to any Acquired Company previously furnished to such Person by or on behalf of such Stockholder or any of its Representatives.  Each Stockholder shall not cause any of its portfolio companies and their respective Representatives to fail to comply with the provisions set forth in the immediately preceding sentence. Notwithstanding anything to the contrary herein, this Agreement shall not restrict the ability of such Stockholder to review any Acquisition Proposal and, solely to the extent the Company Board has made the determinations set forth in Section 6.02(b)(ii) of the Merger Agreement, to discuss and confirm to the Company the willingness of such Stockholder to support and sign a voting and support agreement in the event of any termination of the Merger Agreement or Adverse Recommendation Change.
Section 3.3        Waiver of Appraisal Rights; Litigation.  Each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, assert or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger that it may at any time have under Applicable Law.  Each Stockholder agrees not to commence, join in, facilitate, assist or encourage any claim, derivative or otherwise, against Parent, Merger Sub, the Company or any of their respective successors or Representatives (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement or (c) otherwise relating to the Merger Agreement, this Agreement or the Merger or other transactions contemplated by the Merger Agreement or this Agreement; provided, however, that the foregoing shall not restrict such Stockholder from enforcing any of its rights under the Merger Agreement or this Agreement.
Section 3.4        Stock Dividends, Distributions, Etc.  In the event of a stock split, reverse stock split, stock dividend or distribution, or any change in the Company Common Stock by reason of any recapitalization, combination, reclassification, exchange of shares or similar transaction, the terms “Existing Shares” and “Covered Company Shares” shall be deemed to refer to and include all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES
Section 4.1        Representations and Warranties of Each Stockholder.  Each Stockholder hereby jointly and severally represents and warrants to Parent as follows:
(a)         Organization.  Such Stockholder is duly organized and validly existing under the Laws of the jurisdiction of its incorporation, formation or organization, as applicable.

(b)         Authority; Execution and Delivery; Enforceability.  Such Stockholder has all necessary corporate or other entity power and authority to execute, deliver and perform its obligations under this Agreement and the execution, delivery and performance by such Stockholder of this Agreement and the compliance by such Stockholder with each of its obligations herein have been duly and validly authorized by all necessary corporate or other entity action on the part of such Stockholder.  Such Stockholder has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by of the other Parties to this Agreement, this Agreement constitutes such Stockholder’s legal, valid and binding obligation, enforceable against such Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(c)         Ownership of Shares.  As of the date hereof, except as described in a Schedule 13D or Schedule 13G filed by or on behalf of the Stockholders with the SEC prior to the date of this Agreement (the “Beneficial Ownership Disclosure”), such Stockholder is the sole Beneficial Owner of the Existing Shares set forth opposite such Stockholder’s name on Schedule I hereto, free and clear of any Liens and free of any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of such Existing Shares (other than (i) this Agreement, (ii) any shareholders or similar agreement of the Company or (iii) any limitations or restrictions imposed under Applicable Laws), and such Existing Shares constitute all of the shares of Company Common Stock Beneficially Owned or owned of record by such Stockholder.  Except as set forth on Schedule I hereto or described in the Beneficial Ownership Disclosure, such Stockholder has and will have at all times through the Voting Period (except to the extent such Existing Shares are transferred after the date hereof pursuant to a Permitted Transfer) sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in Section 2.1, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Existing Shares.
(d)         No Conflicts.  Neither the execution and delivery of this Agreement by such Stockholder nor compliance by it with any of the terms or provisions hereof will (i) violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of such Stockholder, (ii) conflict with or violate any Law applicable to such Stockholder or by which any of such Stockholder’s properties or assets are bound or affected, (iii) violate, conflict with, result in any breach of any provision of, or loss of any benefit under, constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination under, or require the consent of, notice to, or filing with any third party pursuant to any terms or provisions of any material Contract to which such Stockholder is a party or by which any of the Covered Company Shares are bound, or result in the creation of any Lien (other than any Permitted Lien) upon any of the Covered Company Shares, except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement on a timely basis.

(e)         Consents and Approvals.  The execution, delivery and performance by such Stockholder of this Agreement do not and will not require any consent of, or filing with, any Governmental Authority (excluding filings with the SEC under applicable securities Laws and applicable Antitrust Laws).
(f)          Legal Proceedings.  As of the date of this Agreement, there are no Proceedings pending, or to the knowledge of such Stockholder, threatened against such Stockholder or any of such Stockholder’s assets or properties that would reasonably be expected to impair such Stockholder’s ability to perform such Stockholder’s obligations under this Agreement on a timely basis.  Such Stockholder is not, and none of such Stockholder’s properties or assets is or are, subject to any Governmental Order that would reasonably be expected to impair such Stockholder’s ability to perform its obligations under this Agreement on a timely basis.
(g)         Acknowledgement. Each Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.
(h)         No Other Representations.  Such Stockholder acknowledges and agrees that other than the representations expressly set forth in this Agreement, Parent has not made, and is not making, any representations or warranties to such Stockholder with respect to Parent, the Merger Agreement or any other matter.  Such Stockholder hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
Section 4.2        Representations and Warranties of Parent.  Parent hereby represents and warrants to each Stockholder as follows:
(a)         Organization.  Parent is duly organized and validly existing under the Laws of Delaware.
(b)         Authority; Execution and Delivery; Enforceability.  Parent has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement.  The execution, delivery and performance by Parent of this Agreement and the compliance by Parent with each of its obligations herein have been duly and validly authorized by all necessary corporate action on the part of Parent.  Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by of the other Parties to this Agreement, this Agreement constitutes Parent’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally and (B) the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any Proceeding therefor may be brought.
(c)         No Conflicts.  Neither the execution and delivery of this Agreement by Parent nor compliance by Parent with any of the terms or provisions hereof will (i) violate any provision of the certificate of incorporation, bylaws, or other organizational or governing documents of Parent, (ii) conflict with or violate any Law applicable to Parent or by which any of Parent’s properties or assets are bound or affected, (iii) violate, conflict with or result in any breach of any provision of, or result in the loss of any benefit under, or constitute a default (with or without notice or lapse of time, or both) under, give rise to any right of termination, acceleration or cancellation of or require the consent of, notice to or filing with any third party pursuant to any of the terms or provisions of any material Contract to which Parent is a party or by which any property or asset of Parent is bound, or result in the creation of any Lien (other than any Permitted Lien) upon any of the properties or assets of Parent, except, in the case of the foregoing clauses (ii) or (iii), for such violations as, individually or in the aggregate, would not reasonably be expected to impair Parent’s ability to perform its obligations under this Agreement on a timely basis.
(d)         No Other Representations.  Parent acknowledges and agrees that other than the representations expressly set forth in this Agreement, no Stockholder has made, or is making, any representations or warranties to Parent with respect to the Company, such Stockholder’s ownership of Company Common Stock, the Merger Agreement or any other matter.  Parent hereby specifically disclaims reliance upon any representations or warranties (other than the representations expressly set forth in this Agreement).
ARTICLE V

TERMINATION
Section 5.1        Termination.  This Agreement shall terminate upon the earliest to occur of:
(a)         the termination of this Agreement by the mutual written consent of Parent and each Stockholder;
(b)         the termination of the Merger Agreement in accordance with its terms prior to the Effective Time;
(c)         an Adverse Recommendation Change to the extent permitted by, and subject to the applicable terms and conditions of, Section 6.02 of the Merger Agreement;
(d)         the Effective Time; and
(e)         any amendment to the Merger Agreement without the prior written consent of the Stockholders that (I) decreases the amount or changes the form of the Merger Consideration, (II) imposes any additional material restrictions on or additional conditions on the payment of the Merger Consideration to stockholders of the Company, (III) imposes any additional material restrictions or obligations on the Stockholders or (IV) otherwise amends the Merger Agreement in a manner materially adverse to the Stockholders relative to the other stockholders of the Company (excluding, in all cases, any amendments affecting directors, officers or employees of the Company or any Subsidiary of the Company in their capacities as such who are stockholders of the Company).

In the event of the termination of this Agreement in accordance with this Section 5.1, this Agreement shall forthwith become void and have no effect, and there shall not be any liability or obligation on the part of any Party hereto, other than Section 3.3, this Section 5.1 and Article VI, which provisions shall survive such termination; provided, however, that nothing in this Section 5.1 shall relieve any Party from liability for any material and intentional breach of any representation, warranty, covenant or other agreement contained in this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity. For purposes of this Agreement, “material and intentional breach” shall mean an action or omission taken or omitted to be taken that the breaching Party intentionally takes (or fails to take) and knows would, or knows would reasonably be expected to, cause a material breach of this Agreement.
ARTICLE VI

 MISCELLANEOUS
Section 6.1       Publication.  Each Stockholder (i) hereby consents to and authorizes the publication and disclosure by Parent and the Company in any press release or the Proxy Statement (including all documents and schedules filed with the SEC) or other disclosure document required under Applicable Law in connection with the Merger Agreement or the transactions contemplated thereby, its identity and ownership of shares of Company Common Stock, the nature of its commitments, arrangements and understandings pursuant to this Agreement and such other information reasonably required under Applicable Law in connection with such publication or disclosure (“Stockholder Information”), and (ii) hereby agrees to cooperate with Parent and the Company in connection with such filings, including providing Stockholder Information requested by Parent or the Company.  As promptly as practicable, each Stockholder shall notify Parent of any required corrections with respect to any Stockholder Information supplied by such Stockholder, if and to the extent such Stockholder becomes aware that any such Stockholder Information shall have become false or misleading in any material respect. Parent hereby consents to and authorizes the publication and disclosure by each Stockholder and its Affiliates of this Agreement and any Stockholder Information in any disclosure required by Applicable Law (including any Schedule 13D or other filing with the SEC).
Section 6.2       No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Company Shares.  All rights, ownership and economic benefits of and relating to the Covered Company Shares shall remain vested in and belong to each Stockholder, and Parent shall have no authority to direct such Stockholder in the voting or disposition of any of the Covered Company Shares, except as otherwise provided herein.
Section 6.3       Further Assurances.  Each of the Parties agrees that, upon the reasonable request of any other Party, it shall use reasonable best efforts to take, or cause to be taken, such further actions as may be reasonably necessary, proper or advisable to comply with its obligations hereunder, including by executing and delivering additional documents.

Section 6.4       Amendment and Modification; Waiver.  This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each of the Parties hereto.  Any agreement on the part of a Party to any waiver of any obligation of the other Parties shall be valid only if set forth in an instrument in writing signed on behalf of such waiving Party.  The failure or delay of any Party to assert any of its rights, powers or privileges under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.
Section 6.5        Notices.  All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed facsimile transmission or electronic mail, addressed as follows:
(a)       if to Parent, to:
Verscend Technologies, Inc.
201 Jones Road
4th Floor
Waltham, MA 02451
Attention: Brett Magun
Email: brett.magun@verscend.com
Facsimile: (781) 478-0217

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Kenneth M. Wolff
June S. Dipchand
Email:	Kenneth.Wolff@skadden.com
June.Dipchand@skadden.com
Facsimile:	(212) 777-3000
(b)      if to a Stockholder, as set forth on Schedule II hereto.
Section 6.6       Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.  Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
Section 6.7        Entire Agreement; Third Party Beneficiaries.  This Agreement (including the Schedules hereto and, to the extent referred to in this Agreement, the Merger Agreement, together with the several agreements and other documents and instruments referred to herein or therein or annexed hereto or thereto) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer any rights, benefits, remedies, obligations or liabilities upon any Person other than the Parties hereto and their respective permitted successors and assigns.
Section 6.8        Severability.  If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner to the end that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.
Section 6.9        Binding Effect; Benefit; Assignment.
(a)         This Agreement shall be binding upon, inure solely to the benefit of and be enforceable by each Party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(b)         Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto by operation of Law or otherwise without the prior written consent of the other Parties, except that Parent shall have the right, without the prior written consent of the other Parties, to assign all or any portion of its rights, interests and obligations hereunder to one or more of its Subsidiaries.  Any purported assignment in violation of this Section 6.9(b) shall be null and void.

Section 6.10     Headings; Interpretation(a)          .
(a)         The Parties hereto have participated collectively in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted collectively by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)         The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to articles, sections, paragraphs and schedules are to the articles, sections and paragraphs of, and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.”  Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns.  The term “or” is not exclusive.  The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”  The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date first set forth above, unless the context requires otherwise.  Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).  All references to “dollars” or “$” refer to currency of the United States.

Section 6.11     Governing Law.  This Agreement and all Proceedings (whether based on contract, tort or otherwise) arising out of, or related to this Agreement, the transactions contemplated by this Agreement, or the actions of Parent or the Stockholders in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 6.12     Specific Performance.  The Parties hereto agree that irreparable damage would occur, and that the Parties would not have any adequate remedy at law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement).  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise, in addition to any other remedy to which any Party is entitled at law or in equity.  Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.  Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
Section 6.13     Consent to Jurisdiction.  Each of the Parties hereto hereby expressly, irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America sitting in Delaware, and any appellate court from any appeal thereof, in any Proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Court of Chancery of the State of Delaware or, to the extent permitted by Applicable Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the Court of Chancery of the State of Delaware or such Federal court and (iv) waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the Court of Chancery of the State of Delaware or such Federal court.  Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, such final trial court judgment.  Each Party to this Agreement irrevocably consents to service of process outside the territorial jurisdiction of the courts referred to in this Section 6.13 in any such Proceeding by mailing copies thereof by registered or certified U.S. mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 6.5.  However, nothing in this Agreement will affect the right of any Party to serve process on any other Party in any other manner permitted by law.
Section 6.14      WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.14.
Section 6.15     Capacity as a Stockholder.  Each Stockholder makes its agreements and understandings herein solely in its capacity as record holder and Beneficial Owner of the Covered Company Shares and, notwithstanding anything to the contrary herein, nothing herein shall limit or affect any actions taken by any Representative of such Stockholder solely in his or her capacity as a director or officer of the Company.

Section 6.16     Expenses.  All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the Party incurring such expenses, whether or not the Merger or the other transactions contemplated by the Merger Agreement are consummated.
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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

VERSCEND TECHNOLOGIES, INC.

By:	/s/ Emad Rizk
Name: Emad Rizk
Title: Chief Executive Officer

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

ADVENT INTERNATIONAL GPE VI-A LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VI-B LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VI-F LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VI-G LIMITED PARTNERSHIP
By: GPE VI GP Limited Partnership, General Partner
By: Advent International LLC, General Partner
By: Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: General Counsel, Chief Legal Officer, and Managing Partner

ADVENT INTERNATIONAL GPE VI-C LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VI-D LIMITED PARTNERSHIP
ADVENT INTERNATIONAL GPE VI-E LIMITED PARTNERSHIP

By: GPE VI GP (Delaware) Limited Partnership, General Partner
By: Advent International LLC, General Partner
By: Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: General Counsel, Chief Legal Officer, and Managing Partner

ADVENT PARTNERS GPE VI 2008 LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VI-A LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VI 2009 LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VI 2010 LIMITED PARTNERSHIP
ADVENT PARTNERS GPE VI-A 2010 LIMITED PARTNERSHIP

By: Advent International LLC, General Partner
By: Advent International Corporation, Manager

By:	/s/ James Westra
Name: James Westra
Title: General Counsel, Chief Legal Officer, and Managing Partner

ADVENT-COTIVITI ACQUISITION LIMITED PARTNERSHIP
ADVENT-COTIVITI ACQUISITION II LIMITED PARTNERSHIP

By: Advent-Cotiviti GP Corporation, General Partner

By:	/s/ James Westra
Name: James Westra
Title: General Counsel, Chief Legal Officer, and Managing Partner

SCHEDULE I
 EXISTING SHARES
Name of Stockholder	Existing Shares
Advent-Cotiviti Acquisition Limited Partnership	17,778,618
Advent-Cotiviti Acquisition II Limited Partnership	18,817,920
Advent Partners GPE VI 2008 Limited Partnership	651,453
Advent Partners GPE VI 2009 Limited Partnership	19,762
Advent Partners GPE VI 2010 Limited Partnership	46,608
Advent Partners GPE VI-A 2010 Limited Partnership	51,762
Advent Partners GPE VI-A Limited Partnership	58,043
Advent International GPE VI-C Limited Partnership	918,209
Advent International GPE VI-D Limited Partnership	875,864
Advent International GPE VI-E Limited Partnership	2,215,460

SCHEDULE II
 STOCKHOLDER NOTICES
Name of Stockholder	Notices
Advent-Cotiviti Acquisition Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent-Cotiviti Acquisition II Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent Partners GPE VI 2008 Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent Partners GPE VI 2009 Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent Partners GPE VI 2010 Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent Partners GPE VI-A 2010 Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent Partners GPE VI-A Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent International GPE VI-C Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel
Advent International GPE VI-D Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel

Advent International GPE VI-E Limited Partnership	c/o Advent International Corporation Prudential Tower 800 Boylston Street Boston, MA 02199 Attn: James Westra, General Counsel